Results of Special Meeting of Shareholders of Strong Advisor Bond Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Advisor Bond Fund into the Wells Fargo Advantage Montgomery Total Return Bond Fund.


              For                  Against               Abstain

         10,754,765.952           52,403.795             84,313.763

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


              For                  Against                Abstain

         10,747,586.372           67,428.795            76,468.343

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


              For                  Against               Abstain

          10,745,106.751          62,904.006            83,472.753

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          10,891,483.510               -                      -